Exhibit 4.5

SUBORDINATION AND INTERCREDITOR AGREEMENT

THIS SUBORDINATION AND INTERCREDITOR AGREEMENT (this “Agreement”) is entered into as of May 17, 2010, by and among the lenders listed on the signature pages hereto (collectively, the “Subordinated Creditors”), The Bank of New York Mellon, in its capacity as trustee for the Subordinated Creditors, The Bank of New York Mellon Trust Company, N.A., a national banking association, in its capacity as trustee, collateral agent and security trustee on behalf of the Noteholders, American Petroleum Tankers Parent LLC, a Delaware limited liability company (the “Company”) and AP Tankers Co., a Delaware corporation (“AP Tankers” and, together with the Company, the “Co-Issuers”), American Petroleum Tankers Holding LLC (“Holding”), a Delaware limited liability company and each of the Company’s subsidiaries listed on the signature pages hereto (the “Subsidiaries”).

RECITALS

A. The Co-Issuers have issued $285,000,000 aggregate principal amount of their 10 1/4% First Priority Senior Secured Notes due 2015 (the “Notes”) and Holding and the Company’s Subsidiaries have guaranteed the Notes (the “Guarantors” and together with the Co-Issuers, the “Issuers”). All of the Issuers’ and Guarantors’ obligations to the Noteholders under the Notes and the other Senior Debt Documents (as hereinafter defined) are secured by liens on and security interests in substantially all of the now existing and hereafter acquired real and personal property of the Issuers and the Guarantors (other than the obligations of Holding, which are secured only by liens on the Capital Interests of the Company) (the “Collateral”).

B. As an inducement to and as one of the conditions precedent to the agreement of the Noteholders to consummate the transactions contemplated by the Senior Debt Documents, the Noteholders have required the execution and delivery of this Agreement by the Subordinated Creditors, the Trustee and the Credit Parties in order to set forth the relative rights and priorities of the Trustee, the Noteholders and the Subordinated Creditors under the Senior Debt Documents and the Subordinated Debt Documents.

NOW, THEREFORE, in order to induce the Noteholders to consummate the transactions contemplated by the Notes, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto hereby agree as follows (it being understood that any restrictions or limitations on the actions of the Trustee here under shall similarly bind each Noteholder):

1. Definitions. The following terms shall have the following meanings in this Agreement:

“Bankruptcy Code” shall mean Chapter 11 of Title 11 of the United States Code (11 U.S.C. § 101 et m.), as amended from time to time and any successor statute and all rules and regulations promulgated thereunder.

“Credit Parties” means, collectively, the Co-Issuers, each of their Subsidiaries and each other Person that executes and delivers any guaranty or similar agreement pursuant to the Senior Debt Documents or the Subordinated Debt Documents, or is otherwise liable for any of the Senior Debt or the Subordinated Debt or any of whose property is pledged as security for the Senior Debt or the Subordinated Debt, and their respective successors and assigns.

“Distribution” means, with respect to any indebtedness, (a) any payment or distribution by any Person of cash, securities or other property, by set-off or otherwise, on account of such indebtedness or obligation, (b) any redemption, purchase or other acquisition of such indebtedness or obligation by any Person, including without limitation, upon the exercise of any rights with respect of such indebtedness or obligation or (c) the granting of any lien or security interest to or for the benefit of the holders of such indebtedness or obligation in or upon any property of any Person.

“Enforcement Action” shall mean (a) to take from or for the account of any Issuer, by set-off, the whole or any part of any moneys which may now or hereafter be payable by any Credit Party with respect to the Subordinated Debt, (b) to sue for payment of, or to initiate or participate with others in any suit, action or proceeding against any Credit Party to (i) enforce payment of or to collect the whole or any part of the Subordinated Debt or (ii) commence judicial enforcement of any of the rights and remedies under the Subordinated Debt Documents or applicable law with respect to the Subordinated Debt, (c) accelerate the Subordinated Debt, (d) exercise any put option or to cause any Credit Party to honor any redemption or mandatory prepayment obligation under any Subordinated Debt Document or (e) take any action under the provisions of any state or federal law, including, without limitation, the Uniform Commercial Code, or under any contract or agreement, to enforce against or foreclose upon any property or assets of any Credit Party.

“Indebtedness” means, with respect to any Person, any indebtedness, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing the deferred and unpaid balance of the purchase price of any Property (including any deferred and unpaid balance under a capital lease), except any such balance that constitutes an accrued expense or a trade payable, if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared on a consolidated basis in accordance with generally accepted ac counting principles in effect from time to time, and shall also include, to the extent not otherwise included, any direct or indirect guaranty by such Person of any items included within this definition.

“Indenture” means that certain Indenture dated as of May 17, 2010, among the Issuers and the Trustee.

“Noteholder” has the meaning ascribed to the term “Holder” in the Indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, re-imbursements, damages and other liabilities payable under the documentation governing any Indebtedness (including interest accruing during the pending of bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allow able in such proceeding); provided, that with respect to any reference to the Obligations under the Senior Debt Documents being paid in full or terminated, the term “Obligations” shall not include contingent obligations as to which no claim has been made.

“Payment Blockage Notice” shall mean a written notice from the Trustee or any Noteholder to the Subordinated Creditors pursuant to which the Subordinated Creditors are notified of the occurrence of a Senior Covenant Default, which notice incorporates a reasonably detailed description of such Senior Covenant Default.

“Permitted Subordinated Debt Payments” means payments pursuant to Section 3.1 of the Sponsor Facility due and payable on a non-accelerated basis in accordance with the terms of the Subordinated Debt Documents as in effect on the date hereof or as modified in accordance with the terms of this Agreement or any other payment of Subordinated Debt not prohibited by the terms of the Indenture.

“Person” means any natural person, corporation, general or limited partnership, limited liability company, firm, trust, association, government, governmental agency or other entity, whether acting in an individual, fiduciary or other capacity.

“Proceeding” shall mean any voluntary or involuntary insolvency, bankruptcy, receivership, custodianship, liquidation, dissolution, reorganization, assignment for the benefit of creditors, appointment of a custodian, receiver, trustee or other officer with similar powers or any other proceeding for the liquidation, dissolution or other winding up of a Person.

“Senior Covenant Default” shall mean any “Event of Default” under the Senior Debt Documents (other than a Senior Payment Default), or any condition or event that, after notice or lapse of time or both, would constitute such an Event of Default (other than a Senior Payment Default) if that condition or event were not cured or removed within any applicable grace or cure period set forth therein.

“Senior Default” shall mean any Senior Payment Default or Senior Covenant Default.

“Senior Debt” means all Indebtedness, liabilities and other obligations of any and every kind and nature now existing or hereafter arising, contingent or otherwise, of any Issuer or any other Person under, in connection with, or evidenced or secured by the Notes and the other Senior Debt Documents, in each case including, without limitation, obligations to pay (i) principal, (ii) interest (including Additional Interest (as defined in the Indenture)) or premium (including interest accruing after the commencement of any Proceeding, whether or not constituting an allowed claim in such Proceeding), (iii) fees, (iv) costs, expenses and other amounts related to any indemnity against loss, damage or liability, and (v) any other monetary obligation.

“Senior Debt Documents” includes the Indenture, the Notes and all other agreements, documents and instruments and all other mortgages, vessel mortgages (including first preferred ship mortgages in favor of the Trustee on Golden State, Pelican State and Sunshine State (official numbers 1205805, 1218103 and 1222406, respectively)), deeds of trust, pledge agreements, collateral assignments, security agreements, fiduciary transfers, debentures, fiduciary assignments and other instruments or agreements evidencing or creating any security interest in favor of the Trustee in all or any portion of the Collateral and other agreements, documents and instruments now or at any time hereafter entered into or delivered by any Issuer or other Person pursuant thereto, or evidencing any replacement, substitution, refunding, renewal or refinancing of or for all or any part of, the Senior Debt, in each case as amended, restated, supplemented or otherwise modified and in effect from time to time, to the extent permitted pursuant to the terms hereof.

“Senior Payment Default” shall mean any “Event of Default” under the Senior Debt Documents resulting from the failure of any Credit Party to pay, on a timely basis, any principal, interest, fees or other obligations under the Senior Debt Documents including, without limitation, any default in payment of Senior Debt after acceleration thereof, or any condition or event that, after notice or lapse of time or both, would constitute such an Event of Default if that condition or event were not cured or removed within any applicable grace or cure period set forth therein.

“Sponsor Facility” shall mean the Facility Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and of this Agreement), dated August 7, 2006, among the Credit Parties party thereto and the Subordinated Creditors.

“Subordinated Creditor” shall have the meaning ascribed to such term in the preamble hereof, but shall be limited solely to such Person acting in their capacities as creditors under the Subordinated Debt Documents. References to “holders of Subordinated Debt” or similar phrases shall be similarly limited.

“Subordinated Debt” shall mean all of the obligations of any Credit Party to the Subordinated Creditors evidenced by or incurred pursuant to the Subordinated Debt Documents, other that the fees, expenses and indemnification obligations payable to the Subordinated Trustee or the Administrative Agent (as such term is defined in the Sponsor Facility), pursuant to the Sponsor Facility, including without limitations the amounts payable pursuant to Section 3.3.2(c), 10.3.1 and 10.3.2 of the Sponsor Facility.

“Subordinated Debt Documents” shall mean the Sponsor Facility and all other documents, agreements, instruments and vessel mortgages (including first preferred ship mortgages in favor of the Subordinated Trustee on Golden State, Pelican State and Sunshine State (official numbers 1205805, 1218103 and 1222406, respectively)) now existing or hereinafter entered into evidencing or pertaining to all or any portion of the Subordinated Debt, including without limitation the guarantees thereof by the Subsidiaries of the Company a party thereto.

“Subordinated Debt Default” shall mean a default in the payment of the Subordinated Debt or in the performance of any term, covenant or condition contained in the Subordinated Debt Documents or any other occurrence permitting the Subordinated Creditors to accelerate the payment of, put or cause the redemption of all or any portion of the Subordinated Debt or any Subordinated Debt Document.

“Subordinated Debt Default Notice” shall mean a written notice from the Subordinated Creditors or the Company to the Trustee pursuant to which the Trustee is notified of the occurrence of a Subordinated Debt Default, which notice incorporates a reasonably detailed description of such Subordinated Debt Default.

“Subordinated Trustee” means The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A.), as security agent and trustee under the Sponsor Facility, and its successors and assigns in such capacities.

“Trustee” means The Bank of New York Mellon Trust Company, N.A., acting in its capacity as the trustee, collateral agent and security trustee for its benefit and for the benefit of the Noteholders under the Indenture and the other Senior Debt Documents, together with its successors in such capacity.

2. Subordination.

2.1 Subordination of Subordinated Debt to Senior Debt.

(a) Each of the Credit Parties covenants and agrees and each of the Subordinated Creditors covenants and agrees, notwithstanding anything to the contrary contained in any of the Subordinated Debt Documents, that the payment of any and all of the Subordinated Debt shall be subordinate and subject in right and time of payment, to the extent and in the manner hereinafter set forth, to the prior payment in full in cash of all Senior Debt. Each holder of Senior Debt, whether now outstanding or hereafter created, incurred, assumed or guaranteed, shall be deemed to have acquired the Senior Debt in reliance upon the provisions contained in this Agreement.

(b) The Subordinated Creditors hereby acknowledge and agree that each lien and security interest of the Trustee granted for the benefit of the Noteholders in or to the Collateral pursuant to the Senior Debt Documents shall be prior and superior to each lien and security interest, if any, granted to the Subordinated Trustee therein.

(c) No Subsidiary of the Company shall at any time become a Credit Party in respect of the Obligations of the Company under the Subordinated Debt unless such Subsidiary shall become a party to this Agreement.

2.2 Liquidation, Dissolution, Bankruptcy. In the event of any Proceeding involving any Credit Party:

(a) All Senior Debt shall first be paid in full in cash and all amounts due on or in respect of all Obligations under the Senior Debt Documents shall be terminated before any Distribution, whether in cash, securities or other property, shall be made to the Subordinated Creditors on account of any Subordinated Debt.

(b) Any Distribution, whether in cash, securities or other property which would otherwise, but for the terms hereof, be payable or deliverable in respect of the Subordinated Debt shall be paid or delivered directly to the Trustee (to be held and/or applied by the Trustee in accordance with the terms of the Senior Debt Documents) until all Senior Debt is paid in full in cash and all amounts due on or in respect of Obligations under the Senior Debt Documents shall have been terminated. The Subordinated Creditors irrevocably authorize, empower and direct any debtor, debtor in possession, receiver, trustee, liquidator, custodian, conservator or other Person having authority, to pay or otherwise deliver all such Distributions to the Trustee. The Subordinated Creditors also irrevocably authorize and empower the Trustee, in the name of the Subordinated Creditors, to demand, sue for, collect and receive any and all such Distributions.

(c) The Subordinated Creditors agree not to initiate, prosecute or participate in any claim, action or other proceeding challenging the enforceability, validity, perfection or priority of the Senior Debt or any liens and security interests securing the Senior Debt. Holders of Senior Debt agree not to initiate, prosecute or participate in any claim, action or other proceeding challenging the enforceability, validity, perfection or priority of the Subordinated Debt or any liens and security interests securing the Subordinated Debt.

(d) The Subordinated Creditors hereby irrevocably authorize, empower and appoint the Trustee their agent and attorney-in-fact to (i) execute, verify, deliver and file accurate proofs of claim in respect of the Subordinated Debt upon the failure of any Subordinated Creditor promptly to do so prior to 10 days before the expiration of the time to file any such proof of claim and (ii) vote such claim in any such Proceeding upon the failure of any Subordinated Creditor to do so prior to 5 days before the expiration of the time to vote any such claim; provided the Trustee shall have no obligation to execute, verify, deliver, file and/or vote any such proof of claim. In the event that the Trustee votes any claim in accordance with the authority granted hereby, the Subordinated Creditors shall not be entitled to change or withdraw such vote.

The Senior Debt shall continue to be treated as Senior Debt and the provisions of this Agreement shall continue to govern the relative rights and priorities of the Noteholders and the Subordinated Creditors even if all or part of the Senior Debt or the security interests securing the Senior Debt are subordinated, set aside, avoided, invalidated or disallowed in connection with any such Proceeding, and this Agreement shall be reinstated if at any time any payment of any of the Senior Debt is rescinded or must otherwise be returned by any holder of Senior Debt or any representative of such holder.

2.3 Subordinated Debt Payment Restrictions.

(a) Notwithstanding the terms of the Subordinated Debt Documents, each Credit Party hereby agrees that it shall not make, and the Subordinated Creditors hereby agree that they will not accept, any Distribution with respect to the Subordinated Debt until the Senior Debt is paid in full in cash and all amounts due on or in respect of Obligations under the Senior Debt Documents have terminated other than Permitted Subordinated Debt Payments; provided, however, that the Credit Parties and the Subordinated Creditors further agree that no Permitted Subordinated Debt Payment may be made by any Credit Party or accepted by the Subordinated Creditors if, at the time of such payment:

(i) a Senior Payment Default exists and such Senior Payment Default shall not have been cured or waived; or

(ii) subject to paragraphs (b) and (d) of this subsection 2.3, (A) the Company and the Subordinated Creditors shall have received a Payment Blockage Notice from the Trustee or any Noteholder stating that a Senior Covenant Default exists or would be created by the making of such payment and (B) each such Senior Covenant Default shall not have been cured or waived.

(b) The Credit Parties may resume Permitted Subordinated Debt Payments (and may make any Permitted Subordinated Debt Payments missed due to the application of paragraph (a) of this subsection 2.3) in respect of the Subordinated Debt or any judgment with respect thereto:

(i) in the case of a Senior Payment Default referred to in clause (i) of paragraph (a) this subsection 2.3, upon a cure, waiver or cessation thereof; or

(ii) in the case of a Senior Covenant Default referred to in clause (ii) of paragraph (a) of this subsection 2.3, upon the earlier to occur of (A) the cure, waiver or cessation of all such Senior Covenant Defaults or (B) 180 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of the Notes has been accelerated.

(c) No Senior Default shall be deemed to have been waived for purposes of this subsection 2.3 unless and until the Company shall have received a written waiver from the Trustee or Noteholders holding a majority of the outstanding principal amount of Notes.

(d) Notwithstanding any provision of this subsection 2.3 to the contrary:

(i) the Credit Parties shall not be prohibited from making, and the Subordinated Creditors shall not be prohibited from receiving, Permitted Subordinated Debt Payments under clause (ii) of paragraph (a) of this subsection 2.3 for more than an aggregate of 180 days within any period of 365 consecutive days;

(ii) no Senior Covenant Default existing on the date any Payment Blockage Notice is given pursuant to clause (ii) of paragraph (a) of this subsection 2.3 shall, unless the same shall have ceased to exist for a period of at least 45 consecutive days, be used as a basis for any subsequent such notice; and

(iii) the failure of the Credit Parties to make any Distribution with respect to the Subordinated Debt by reason of the operation of this subsection 2.3 shall not be construed as preventing the occurrence of a Subordinated Debt Default under the applicable Subordinated Debt Documents.

2.4 Subordinated Debt Standstill Provisions.

(a) Until the Senior Debt is paid in full in cash and all amounts due on or in respect of Obligations under the Senior Debt Documents shall be terminated, no Subordinated Creditor shall, without the prior written consent of the Trustee, take any Enforcement Action with respect to the Subordinated Debt, until the earliest to occur of the following:

(i) acceleration of the Senior Debt; or

(ii) the passage of 180 days from the delivery of a Subordinated Debt Default Notice to the Trustee if any Subordinated Debt Default described therein shall not have been cured or waived within such period; provided, that the Subordinated Creditors have provided at least 10 days notice to Trustee of their intention to take any such Enforcement Action (such notice may be provided prior to the expiration of the 180 day period referred to above).

Notwithstanding the foregoing, the Subordinated Creditors may file proofs of claim against any Credit Party in any Proceeding involving any Credit Party. Any Distributions or other proceeds of any Enforcement Action obtained by the Subordinated Creditors shall in any event be held in trust by them for the benefit of the Trustee and the Noteholders and promptly paid or delivered to the Trustee for the benefit of the Noteholders in the form received until all Senior Debt is paid in full in cash.

(b) Notwithstanding anything contained herein to the contrary, if following the acceleration of the Senior Debt by the Trustee or the Noteholders such acceleration is rescinded (whether or not any existing Senior Default has been cured or waived), then all Enforcement Actions taken by the Subordinated Creditors shall likewise be rescinded if such Enforcement Action is based solely on clause (i) of paragraph (a) of this subsection 2.4.

2.5 Incorrect Payments. If any Distribution on account of the Subordinated Debt not permitted to be made by the Credit Parties or accepted by the Subordinated Creditors under this Agreement is made and received by the Subordinated Creditors or if the Subordinated Creditors receive proceeds of any Collateral other than as expressly permitted hereunder, such Distribution or proceeds shall not be commingled with any of the assets of the Subordinated Creditors, shall be held in trust by the Subordinated Creditors for the benefit of the Trustee and the Note holders and shall be promptly paid over to the Trustee for application (in accordance with the Senior Debt Documents ) to the payment of the Senior Debt then remaining unpaid, until all of the Senior Debt is paid in full.

2.6 Subordination of Liens and Security Interests; Agreement Not to Contest; Agreement to Release Liens. Until the Senior Debt has been paid in full in cash and all amounts due on or in respect of Obligations under the Senior Debt Documents have terminated, any liens and security interests of the Subordinated Creditors in the Collateral (including any which may exist in breach of the Subordinated Creditors’ agreement pursuant to subsection 3.2(f) or Section 4 of this Agreement) shall be and hereby are subordinated for all purposes and in all respects to the liens and security interests of the Trustee and the Noteholders in the Collateral, regardless of the time, manner or order of perfection of any such liens and security interests and regardless of how acquired, whether by judgment, grant, possession, statute, operation of law or otherwise. The Subordinated Creditors agree that they will not at any time contest the validity, perfection, priority or enforceability of the Senior Debt, the Senior Debt Documents, or the liens and security interests of the Trustee and the Noteholders in the Collateral securing the Senior Debt.

Holders of Senior Debt agree that they will not at any time contest the validity, perfection, priority or enforceability of the Subordinated Debt, the Subordinated Debt Documents, or the liens and security interests of the Subordinated Trustee and the Subordinated Creditors. In the event that the Trustee and the Noteholders release any liens or security interests in the Collateral, then the liens, if any, of the Subordinated Creditors on such Collateral shall be automatically and unconditionally released and the Subordinated Creditors shall (or shall cause their agent to) promptly execute and deliver to the Trustee such termination statements and releases as the Trustee shall request to effect the release of the liens and security interests of the Subordinated Creditors in such Collateral. In furtherance of the foregoing, the Subordinated Creditors hereby irrevocably appoint the Trustee their attorney-in-fact, with full authority in the place and stead of the Subordinated Creditors and in the name of the Subordinated Creditors or otherwise, to execute and deliver any document or instrument which the Subordinated Creditors may be required to deliver pursuant to this subsection 2.6 and which the Subordinated Creditors do not deliver to the Trustee within a reasonable period of time following written request therefor. The Trustee and the Noteholders shall have the exclusive right to enforce rights, exercise remedies and make determinations regarding the release, disposition, or restrictions with respect to the Collateral without any consultation with or the consent of any Subordinated Creditor or agent thereof. In exercising rights and remedies with respect to the Collateral, the Trustee and the Noteholders may enforce the provisions of the Senior Debt Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Collateral upon foreclosure, to incur reasonable expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured creditor under the Uniform Commercial Code of any applicable jurisdiction and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction. Each Subordinated Creditor agrees that, it will not take or receive any Collateral or any proceeds of Collateral in connection with the exercise of any right or remedy with respect to any Collateral prior to the payment in full in cash of all Senior Debt. The Trustee, the Noteholders and the Subordinated Creditors agree not to take any action or vote in a manner inconsistent with this Agreement.

2.7 Sale, Transfer or other Disposition of Subordinated Debt.

(a) The Subordinated Creditors shall not sell, assign, pledge, dispose of or otherwise transfer all or any portion of the Subordinated Debt or any Subordinated Debt Document: (i) without giving written notice of such action to the Trustee, (ii) unless, prior to the consummation of any such action, the transferee thereof shall execute and deliver to the Trustee an agreement substantially identical to this Agreement, providing for the continued subordination of the Subordinated Debt to the Senior Debt as provided herein and for the continued effectiveness of all of the rights of the Trustee and Noteholders arising under this Agreement and (iii) unless, following the consummation of any such action, there shall be either (A) no more than five unaffiliated holders of the Subordinated Debt or (B) one Person acting as agent for all holders of the Subordinated Debt pursuant to documentation reasonably satisfactory to the Trustee such that any Payment Blockage Notices and other notices and communications to be delivered to the Subordinated Creditors hereunder and any consents required of the Subordinated Creditors shall be made to or obtained from such agent and shall be binding on the Subordinated Creditors as if directly obtained from the Subordinated Creditors.

(b) Notwithstanding the failure of any transferee to execute or deliver an agreement substantially identical to this Agreement, the subordination effected hereby shall survive any sale, assignment, pledge, disposition or other transfer of all or any portion of the Subordinated Debt, and the terms of this Agreement shall be binding upon the successors and assigns of the Subordinated Creditors, as provided in Section 9 hereof.

2.8 Legends. Until the termination of this Agreement in accordance with Section 15 hereof, the Subordinated Creditors will cause to be clearly, conspicuously and prominently inserted on the face of any notes issued pursuant to the Sponsor Facility and any other Subordinated Debt Document executed or delivered on or after the date hereof, as well as any renewals or replacements thereof, the following legend:

“This instrument and the rights and obligations evidenced hereby are subordinate in the manner and to the extent set forth in that certain Subordination and Intercreditor Agreement dated as of May 17, 2010 among the lenders party thereto, The Bank of New York Mellon Trust Company, N.A., American Petroleum Tankers Parent LLC (the “Company”), AP Tankers Co. (together with the Company, the “Co-Issuers”), the Company’s parent and its subsidiaries party thereto, relating to the indebtedness (including interest) owed by the Co-Issuers pursuant to the issuance of the Co-Issuers’s 10 1/4% First Priority Senior Secured Notes due 2015 and each holder of this instrument, by its acceptance hereof, irrevocably agrees to be bound by the provisions of the Subordination and Intercreditor Agreement.”

2.9 Insurance Proceeds. Prior to the payment in full in cash of all Senior Debt and subject to the rights of the Credit Parties under the Senior Debt Documents (i) the Trustee and the Noteholders shall have the sole and exclusive right to adjust settlement for any insurance policy covering the Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) affecting the Collateral and (ii) all proceeds of any such policy and any such award (or any payments with respect to a deed in lieu of condemnation) if in respect to the Collateral shall be paid over to the Trustee for application (in accordance with the Senior Debt Documents ) to the payment of the Senior Debt then remaining unpaid, until all of the Senior Debt is paid in full.

3. Modifications.

3.1 Modifications to Senior Debt Documents. The Trustee and the Noteholders may at any time and from time to time without the consent of or notice to the Subordinated Creditors, without incurring liability to the Subordinated Creditors and without impairing or releasing the obligations of the Subordinated Creditors under this Agreement, change the manner or place of payment or extend the time of payment of or renew or alter any of the terms of the Senior Debt, or amend in any manner any agreement, note, guarantee or other instrument evidencing or securing or otherwise relating to the Senior Debt in accordance with the Senior Debt Documents.

3.2 Modifications to Subordinated Debt Documents. Until the Senior Debt has been paid in full in cash and any and all amounts due on or in respect of Obligations under the Senior Debt Documents have terminated, and notwithstanding anything to the contrary contained in the Subordinated Debt Documents, the Subordinated Creditors shall not, without the prior written consent of the Trustee, agree to any amendment, modification or supplement to the Subordinated Debt Documents the effect of which is to (a) shorten the maturity thereof, (b) provide for any cash interest or amortization payments thereon, (c) take any liens or security interests in any assets of any Issuer unless such assets are subject to the Trustee’s security interest and lien and such security interest and lien have the benefit of the priority established in Section 2.6 hereof or (d) otherwise augment or improve the rights, remedies or recourse of the Subordinated Creditors thereunder vis-à-vis any Credit Party or Noteholder.

4. Representations and Warranties of the Subordinated Creditors and the holders of Senior Debt.

The Subordinated Creditors hereby represent and warrant to the Trustee and Noteholders that as of the date hereof: (a) the Subordinated Creditors have the power and authority to enter into, execute, deliver and carry out the terms of this Agreement, all of which have been duly authorized by all proper and necessary action; (b) the execution of this Agreement by the Subordinated Creditors will not violate or conflict with the organizational documents, as applicable, of any of the Subordinated Creditors, any material agreement binding upon any of the Subordinated Creditors or any law, regulation or order or require any consent or approval which has not been obtained; (c) this Agreement is the legal, valid and binding obligation of the Subordinated Creditors, enforceable against the Subordinated Creditors in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by equitable principles; and (d) the Subordinated Creditors are the sole owners, beneficially and of record, of the Subordinated Debt Documents and the Subordinated Debt.

The Trustee hereby represents and warrants to the Subordinated Trustee and the Subordinated Creditors that as of the date hereof: (a) the Trustee has the power and authority under the Indenture to enter into, execute, deliver and carry out the terms of this Agreement, all of which have been duly authorized by all proper and necessary action; (b) the execution of this Agreement by the Trustee will not violate or conflict with the organizational documents of the Trustee, any material agreement binding upon the Trustee or any law, regulation or order or require any consent or approval which has not been obtained; (c) this Agreement is the legal, valid and binding obligation of the Trustee, enforceable against the Trustee, in its role as Trustee under the Indenture, in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by equitable principles; (d) the holders of Senior Debt are the sole owners, beneficially and of record, of the Senior Debt Documents and the Senior Debt; and (e) pursuant to Section 13.15 of the Indenture, the holders of Senior Debt are bound hereby.

5. Subrogation. Subject to the payment in full in cash of all Senior Debt under the Senior Debt Documents, the Subordinated Creditors shall be subrogated to the rights of the Trustee and Noteholders to receive Distributions with respect to the Senior Debt until the Subordinated Debt is paid in full. The Subordinated Creditors agree that in the event that all or any part of a payment made with respect to the Senior Debt is recovered from the holders of the Senior Debt in a Proceeding or otherwise, any Distribution received by the Subordinated

Creditors with respect to the Subordinated Debt at any time after the date of the payment that is so recovered, whether pursuant to the right of subrogation provided for in this Agreement or otherwise, shall be deemed to have been received by the Subordinated Creditors in trust as property of the holders of the Senior Debt and the Subordinated Creditors shall forthwith deliver the same to the Trustee for the benefit of the Noteholders for application to the Senior Debt until the Senior Debt is paid in full. A Distribution made pursuant to this Agreement to the Trustee or Noteholders which otherwise would have been made to the Subordinated Creditors is not, as among the Credit Parties and the Subordinated Creditors, a payment by the Credit Parties to or on account of the Senior Debt.

6. Modification. Any modification or waiver of any provision of this Agreement, or any consent to any departure by any party from the terms hereof, shall not be effective in any event unless the same is in writing and signed by the Trustee, the Subordinated Creditors and each Credit Party and then such modification, waiver or consent shall be effective only in the specific instance and for the specific purpose given. Any notice to or demand on any party hereto in any event not specifically required hereunder shall not entitle the party receiving such notice or demand to any other or further notice or demand in the same, similar or other circumstances unless specifically required hereunder.

7. Further Assurances. Each party to this Agreement promptly will execute and deliver such further instruments and agreements and do such further acts and things as may be reasonably requested in writing by any other party hereto that may be necessary or desirable in order to effect fully the purposes of this Agreement.

8. Notices. Unless otherwise specifically provided herein, any notice delivered under this Agreement shall be in writing addressed to the respective party as set forth below and may be personally served, telecopied or sent by overnight courier service or certified or registered United States mail and shall be deemed to have been given (a) if delivered in person, when delivered; (b) if delivered by telecopy, on the date of transmission if transmitted on a business day before 4:00 p.m. (New York time) or, if not, on the next succeeding business day; (c) if delivered by overnight courier, one business day after delivery to such courier properly addressed; or (d) if by United States mail, four business days after deposit in the United States mail, postage prepaid and properly addressed.

Notices shall be addressed as follows:

If to the Subordinated Creditors (other than the Subordinated Trustee):

Blackstone Capital Partners V USS, L.P.

345 Park Avenue 29th Floor

New York, New York 10154

Attention: David Foley/Sean Klimczak

Telecopy: (212) 583-5701

with copy to:

Schulte Roth & Zabel LLP

919 Third Avenue New York, NY 10022

Attention: Eliot Relles

Telecopy: (212) 593-5955

If to the Subordinated Trustee:

The Bank of New York Mellon

101 Barclay Street, Floor 4W

New York, NY 10286

Attention: Esther Antoine

Telecopy: (212) 815-8091

If to the Trustee:

The Bank of New York Mellon Trust Company, N.A.

525 William Penn Place 38th Floor

Pittsburgh, PA 15259

Attention: Beth Mellinger

Telecopy: (412) 234-7535

If to any Credit Party:

American Petroleum Tankers Parent LLC

345 Park Avenue, 29th Floor

New York, New York 10154

c/o The Blackstone Group L.P.

Attention: Robert Kurz

Telecopy: (215) 646-4391

or in any case, to such other address as the party addressed shall have previously designated by written notice to the serving party, given in accordance with this Section 8.

9. Successors and Assigns. This Agreement shall inure to the benefit of, and shall be binding upon, the respective successors and assigns of the Trustee, the Noteholders, the Subordinated Creditors and each Credit Party. To the extent permitted by the Senior Debt Documents, the Noteholders may, from time to time, without notice to the Subordinated Creditors, assign or transfer any or all of the Senior Debt or any interest therein to any Person and, notwithstanding any such assignment or transfer, or any subsequent assignment or transfer, the Senior Debt shall, subject to the terms hereof, be and remain Senior Debt for purposes of this Agreement, and every permitted assignee or transferee of any of the Senior Debt or of any interest therein shall, to the extent of the interest of such permitted assignee or transferee in the Senior Debt, be entitled to rely upon and be the third party beneficiary of the subordination provided under this Agreement and shall be entitled to enforce the terms and provisions hereof to the same extent as if such as signee or transferee were initially a party hereto.

10. Relative Rights. This Agreement shall define the relative rights of the Trustee, the Noteholders and the Subordinated Creditors. Nothing in this Agreement shall (a) impair, as among the Credit Parties, the Trustee and Noteholders and as among the Credit Parties and the Subordinated Creditors, the obligation of the Credit Parties with respect to the payment of the Senior Debt and the Credit Parties with respect to the Subordinated Debt in accordance with their respective terms or (b) affect the relative rights of the Trustee, Noteholders or the Subordinated Creditors with respect to any other creditors of any Credit Party.

11. Conflict. In the event of any conflict between any term, covenant or condition of this Agreement and any term, covenant or condition of any of the Subordinated Debt Documents, the provisions of this Agreement shall control and govern.

12. Headings. The paragraph headings used in this Agreement are for convenience only and shall not affect the interpretation of any of the provisions hereof.

13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14. Severability. In the event that any provision of this Agreement is deemed to be invalid, illegal or unenforceable by reason of the operation of any law or by reason of the interpretation placed thereon by any court or governmental authority, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby, and the affected provision shall be modified to the minimum extent permitted by law so as most fully to achieve the intention of this Agreement.

15. Continuation of Subordination; Termination of Agreement. This Agreement shall remain in full force and effect until the payment in full in cash of the Senior Debt owing under the Senior Debt Documents after which this Agreement shall terminate without further action on the part of the parties hereto.

16. Applicable Law. This Agreement shall be governed by and shall be construed and enforced in accordance with the internal laws of the State of New York, without regard to conflicts of law principles.

17. SUBMISSION TO JURISDICTION; SERVICE OF PROCESS. THE TRUSTEE AND EACH NOTEHOLDER MAY ENFORCE ANY CLAIM ARISING OUT OF THIS AGREEMENT IN ANY STATE OR FEDERAL COURT HAVING SUBJECT MATTER JURISDICTION AND LOCATED IN THE CITY OF NEW YORK, NEW YORK. FOR THE PURPOSE OF ANY ACTION OR PROCEEDING INSTITUTED WITH RESPECT TO ANY SUCH CLAIM, THE HOLDERS OF SUBORDINATED DEBT HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF SUCH COURTS. EACH HOLDER OF SUBORDINATED DEBT HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF SUCH COURTS BY MAILING A COPY THEREOF, BY REGISTERED MAIL, POSTAGE PREPAID, TO SUCH PERSON AT THE ADDRESS SET FORTH IN SECTION 8 HEREOF AND AGREES THAT SUCH SERVICE, TO THE FULLEST EXTENT PERMITTED BY LAW, (i) SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON SUCH PERSON IN ANY SUCH SUIT, ACTION OR PROCEEDING AND (ii) SHALL BE TAKEN AND HELD TO BE VALID PERSONAL SERVICE UPON AND PERSONAL DELIVERY TO SUCH PERSON. NOTHING

CONTAINED HEREIN SHALL AFFECT THE RIGHTS OF THE TRUSTEE OR ANY NOTEHOLDER OR ANY HOLDER OF SUBORDINATED DEBT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR PRECLUDE THE TRUSTEE OR ANY NOTEHOLDER OR ANY HOLDER OF SUBORDINATED DEBT FROM BRINGING AN ACTION OR PROCEEDING IN RESPECT HEREOF IN ANY OTHER COUNTRY, STATE OR PLACE HAVING JURISDICTION OVER SUCH ACTION. THE TRUSTEE AND EACH HOLDER OF SUBORDINATED DEBT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH SUCH PERSON NOW OR HEREAFTER MAY HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

18. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES HEREUNDER OR UNDER ANY AGREEMENT, DOCUMENT OR INSTRUMENT DELIVERED OR WHICH MAY HEREAFTER BE DELIVERED IN CONNECTION HEREWITH, OR ARISING FROM ANY RELATIONSHIP ARISING HEREUNDER, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

[Remainder of page intentionally blank.]

IN WITNESS WHEREOF, the Subordinated Creditors, the Trustee and the Credit Parties have caused this Agreement to be executed as of the date first above written.

THE SUBORDINATED CREDITORS:

BLACKSTONE CAPITAL PARTNERS V USS, L.P.

By:	Blackstone Management Associates V USS L.L.C., its General Partner

By:	BMA V USS L.L.C., its Sole Member

By:	/s/ Sean Klimczak
Name: Sean Klimczak
Title: Attorney-in-Fact

BLACKSTONE FAMILY INVESTMENT PARTNERSHIP V USS L.P.

By:	BCP V USS Side-by-Side GP L.L.C., its General Partner

By:	/s/ Sean Klimczak
Name: Sean Klimczak
Title: Attorney-in-Fact

BLACKSTONE PARTICIPATION PARTNERSHIP V USS L.P.

By:	BCP V USS Side-by-Side GP L.L.C., its General Partner

By:	/s/ Sean Klimczak
Name: Sean Klimczak
Title: Attorney-in-Fact

[Subordination and Intercreditor Agreement]

BLACKSTONE FAMILY INVESTMENT PARTNERSHIP V-A USS SMD L.P.

By:	Blackstone Family GP L.L.C., its General Partner

By:	/s/ Sean Klimczak
Name: Sean Klimczak
Title: Attorney-in-Fact

BLACKSTONE MEZZANINE PARTNERS II USS L.P.

By:	Blackstone Mezzanine Associates II USS L.P., its General Partner

By:	Blackstone Mezzanine Management Associates II USS L.L.C., its General Partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Managing Director

BLACKSTONE MEZZANINE HOLDINGS II USS L.P.

By:	BMP II USS Side by Side GP L.L.C., its General Partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Managing Director

[Subordination and Intercreditor Agreement]

BLACKSTONE FAMILY MEZZANINE PARTNERSHIP II USS SMD L.P.

By:	Blackstone Family GP L.L.C., its General Partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Managing Director

CERBERUS PARTNERS, L.P.

By:	Cerberus Associates, L.L.C., its General Partner

By:	/s/ Mark Neporent
Name: Mark Neporent
Title: Senior Managing Director

A3 FUNDING LP

By:	A3 Fund Management LLC, its General Partner

By:	/s/ Mark Neporent
Name: Mark Neporent
Title: Senior Managing Director

THE CREDIT PARTIES:

AMERICAN PETROLEUM TANKERS PARENT LLC

By:	/s/ Sean Klimczak
Name: Sean Klimczak
Title: Authorized Signatory

[Subordination and Intercreditor Agreement]

AP TANKERS CO.

By:	/s/ Sean Klimczak
Name: Sean Klimczak
Title: Authorized Signatory

[Subordination and Intercreditor Agreement]

AMERICAN PETROLEUM TANKERS HOLDING LLC

By:	/s/ Sean Klimczak
Name: Sean Klimczak
Title: Authorized Signatory

APT INTERMEDIATE HOLDCO

By:	/s/ Sean Klimczak
Name: Sean Klimczak
Title: Authorized Signatory

AMERICAN PETROLEUM TANKERS LLC

By:	/s/ Sean Klimczak
Name: Sean Klimczak
Title: Authorized Signatory

JV TANKER CHARTERER LLC

By:	/s/ Sean Klimczak
Name: Sean Klimczak
Title: Authorized Signatory

PI 2 PELICAN STATE LLC

By:	/s/ Sean Klimczak
Name: Sean Klimczak
Title: Authorized Signatory

[Subordination and Intercreditor Agreement]

APT SUNSHINE STATE LLC

By:	/s/ Sean Klimczak
Name: Sean Klimczak
Title: Authorized Signatory

[Subordination and Intercreditor Agreement]

THE SUBORDINATED TRUSTEE:

The Bank of New York Mellon, as Subordinated Trustee

By:	/s/ Esther D. Antoine
Name: Esther D. Antoine
Title: Senior Associate

[Intercreditor Agreement]

THE TRUSTEE:

The Bank of New York Mellon Trust Company, N.A., as Trustee

By:	/s/ Thomas J. Provenzano
Name: Thomas J. Provenzano
Title: Vice President

[Intercreditor Agreement]